EXHIBIT 12.1


                      Ratio of Earnings to Fixed Charges
                            (dollars in thousands)

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

                                      March 5, 1996
                                     (inception) to
                                      December 31,       Year ended December 31,
                                                      -----------------------------
                                         1996         1997        1998        1999
                                      ---------------------------------------------
Fixed charges and Preference Dividends:
     Interest expense on
       indebtedness
       (including
       amortization of debt
       expense and discount)                879       5,859      66,880      88,347

     Interest expense on
       portion of rent
       expense
       representative
       of interest                          127         756         904       9,231
                                         -------   ---------   ----------  ---------
Total Fixed Charges                       1,006       6,615      67,784      97,578
                                         =======   =========   ==========  =========
Earnings (Loss):
     Net loss before
       provision for
       income taxes                     (13,633)   (138,054)   (281,471)   (528,913)

     Fixed charges
       per above                          1,006       6,615      67,784      97,578
                                         -------   ---------   ----------  ---------
Total Earnings (Loss)                   (12,627)   (131,439)   (213,687)   (431,335)
                                        ========   =========   ==========  ==========
Ratio of Earnings to
  Fixed Charges                          (12.55)     (19.87)      (3.15)      (4.42)
                                        ========   =========   ==========  ==========
Coverage deficiency                     (13,633)   (138,054)   (281,471)   (528,913)
                                        ========   =========   ==========  ==========
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